FOR IMMEDIATE RELEASE

CONTACT:	Maria C. Duey
Vice President, Corporate Development & Investor Relations
(248) 593-8810
mduey@horizonglobal.com

HORIZON GLOBAL DELIVERS PROFIT IMPROVEMENT FOR THIRD CONSECUTIVE QUARTER

First Quarter 2016 Highlights

▪	Doubled operating profit (+110.5 percent), more than offsetting new stand-alone capital structure costs

▪	Increased adjusted operating profit(1) margin to 5.8 percent, up 280 basis points

▪	Improved adjusted segment operating profit(1) margin to 9.1 percent, an increase of 300 basis points

▪	Increased net sales by 5.5 percent on a constant currency basis(2)

▪	Achieved adjusted earnings per share(3) of $0.15, up 50.0 percent

Troy, Michigan, May 3, 2016 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported net sales for the quarter ended March 31, 2016 were $146.1 million, an increase of 2.6 percent compared to the first quarter of 2015. On a constant currency basis(2), net sales increased 5.5 percent compared to the first quarter of 2015. Operating profit increased 110.5 percent to $7.8 million, from $3.7 million in the first quarter of 2015. Adjusted operating profit(1) more than doubled to $8.5 million or 5.8 percent of net sales, from $4.2 million or 3.0 percent of net sales in the first quarter of 2015. Diluted earnings per share was $0.12 compared to $0.08 in the first quarter of 2015. The Company's leverage ratio was 3.77 times(4) as of March 31, 2016, an increase from December 31, 2015 due to a normal seasonal working capital build.

2016 First Quarter Segment Highlights
Horizon North America. Net sales increased 5.0 percent, with strong volume in the retail, e-commerce and automotive original equipment (OE) channels, offset by declines in the aftermarket and industrial channels. Operating profit increased to $10.1 million from $5.9 million for the same period in 2015 due to higher sales, continued productivity improvements, and lower input costs. Adjusted operating profit(1) increased to $10.8 million from $6.1 million for the same period in 2015.

Horizon International. Net sales declined 3.6 percent on a reported basis, but increased 6.9 percent on a constant currency basis(2), driven by strong growth in the OE channel, both in new and existing programs. Operating profit increased to $2.5 million from $2.3 million for the same period in 2015, as a result of increased volume and productivity initiatives. Adjusted operating profit(1) decreased to $2.5 million from $2.6 million due to inefficiencies in new program launches and the capacity increase in South Africa.

“Horizon Global is off to a solid start in the first quarter of 2016, with our businesses performing well in nearly every channel," said A. Mark Zeffiro, President and Chief Executive Officer of Horizon Global. "We are executing on the programs supporting our three key priorities, while remaining focused on the future of the business. Our first quarter 2016 adjusted segment operating profit margin improved to 9.1 percent, a 300 basis point increase over the first quarter of 2015. Our leverage ratio of 3.77 times is a result of efficient cash management relating to our seasonal working capital investment. We remain on track to see year-over-year improvement in our capital structure. Finally, in a historically slower quarter, our revenues were up 5.5 percent on a constant currency basis. Our OE business experienced substantial growth in both the North America and International segments from new program wins and existing program volumes. Our North America segment experienced robust growth in e-commerce and retail, as well."

Outlook
Guidance issued for the year ended December 31, 2016 remains the same as issued on March 1, 2016:

▪	Net sales growth of 3 to 5 percent on a constant currency basis

▪	Adjusted segment operating profit increasing more than 100 basis points

▪	Net cash conversion greater than 100 percent of net income (operating cash flow as a percent of net income)

"Margin improvement remains our number one priority, and our first quarter results reflect the benefits of our continuing actions. The consolidation of our facilities in Mexico is on track and the integration of the Horizon North America businesses continues. We increased our capacity in South Africa during the quarter, positioning this business for future growth and improved profitability in the region. Our culture of continuous improvement is focused on operational excellence, which is expected to drive cost savings longer term," said Zeffiro.

"Our outlook for 2016 remains consistent with our previous guidance. Our end markets are growing heading into our seasonally stronger quarters and we are benefiting from growth in the e-commerce, retail and global OE channels. During the first quarter, we demonstrated our ability to offset our interest costs by executing the initiatives associated with our key financial priorities. We believe we have the people and processes in place for success and we are laying the foundation for business beyond today."

Conference Call Details
Horizon Global will host a conference call regarding first quarter 2016 earnings on Tuesday, May 3, 2016 at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (844) 711-8052 and from outside the U.S. at (832) 900-4641. Please use the conference identification number 86604267.

The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. An earnings presentation will also be available on the Horizon Global website at the time of the conference call. Shareholders, media representatives and others may participate in the webcast by registering through the Investor Relations section on the Company’s website.

A replay of the call will be available on Horizon Global’s website or by phone by dialing (800) 585-8367 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 86604267. The telephone replay will be available approximately two hours after the end of the call and continue through May 19, 2016.

About Horizon Global
Headquartered in Troy, Michigan, Horizon Global Corporation (NYSE: HZN) is a leading designer, manufacturer and distributor of industry leading high-quality, custom-engineered towing, trailering, cargo management and related accessory products for original equipment, aftermarket and retail channel customers on a global basis. Our mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders. For more information, please visit www.horizonglobal.com.

Safe Harbor Statement
This earnings release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as "may," "could," "should," "estimate," "project," "forecast," "intend," "expect," "anticipate," "believe," "target," "plan" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the spin-off from TriMas Corporation; and other risks that are discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
Please refer to "Company and Business Segment Financial Information," which details certain costs, expenses, other charges, collectively described as ''Special Items,'' that are included in the determination of operating profit under GAAP, but that management would consider important in evaluating the quality of the Company's operating results. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

(2)
We evaluate growth in our operations on both an as reported basis and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year’s currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. See Appendix II for reconciliation.

(3)
Appendix I details certain costs, expenses, and other charges, collectively described as ''Special Items,'' that are included in the determination of net income under GAAP, but that management would consider important in evaluating the quality of the Company's operating results. Accordingly, the Company presents adjusted net income and adjusted diluted earnings per share excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

(4)
Appendix III reconciles net income to "Consolidated Bank EBITDA" as defined in our credit agreement.  We believe this reconciliation provides valuable supplemental information regarding our capital structure, consistent with how we evaluate our performance. Leverage ratio is calculated by dividing “Total Consolidated Indebtedness” by “Consolidated Bank EBITDA”.  “Total Consolidated Indebtedness” is defined as total Company debt less domestic cash.  Domestic cash as of March 31, 2016 was $11.7 million.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,710	$23,520
Receivables, net	86,150	63,050
Inventories	115,600	119,470
Prepaid expenses and other current assets	7,300	5,120
Total current assets	227,760	211,160
Property and equipment, net	47,540	45,890
Goodwill	4,860	4,410
Other intangibles, net	54,700	56,020
Deferred income taxes	2,910	4,500
Other assets	10,060	9,600
Total assets	$347,830	$331,580
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$10,300	$10,130
Accounts payable	67,620	78,540
Accrued liabilities	38,140	39,820
Total current liabilities	116,060	128,490
Long-term debt	201,460	178,610
Deferred income taxes	2,600	2,910
Other long-term liabilities	20,950	19,570
Total liabilities	341,070	329,580
Commitments and contingent liabilities	—	—
Total shareholders' equity	6,760	2,000
Total liabilities and shareholders' equity	$347,830	$331,580

Horizon Global Corporation
Consolidated Statements of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
Net sales	$146,110	$142,360
Cost of sales	(108,500)	(107,060)
Gross profit	37,610	35,300
Selling, general and administrative expenses	(29,690)	(31,640)
Net gain (loss) on dispositions of property and equipment	(110)	50
Operating profit	7,810	3,710
Other expense, net:
Interest expense	(4,270)	(120)
Other expense, net	(610)	(1,250)
Other expense, net	(4,880)	(1,370)
Income before income tax expense	2,930	2,340
Income tax expense	(740)	(860)
Net income	$2,190	$1,480
Net income per share:
Basic	$0.12	$0.08
Diluted	$0.12	$0.08
Weighted average common shares outstanding:
Basic	18,095,101	18,062,027
Diluted	18,231,562	18,134,475

Horizon Global Corporation
Consolidated Statements of Cash Flows
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net income	$2,190	$1,480
Adjustments to reconcile net income to net cash used for operating activities:
(Gain) loss on dispositions of property and equipment	110	(50)
Depreciation	2,580	2,540
Amortization of intangible assets	1,790	1,860
Amortization of original issuance discount and debt issuance costs	460
Deferred income taxes	1,290	(530)
Non-cash compensation expense	860	960
Increase in receivables	(21,130)	(21,520)
(Increase) decrease in inventories	5,120	(8,300)
Increase in prepaid expenses and other assets	(2,140)	(1,000)
Decrease in accounts payable and accrued liabilities	(14,770)	(2,130)
Other, net	60	(180)
Net cash used for operating activities	(23,580)	(26,870)
Cash Flows from Investing Activities:
Capital expenditures	(3,420)	(2,320)
Net proceeds from disposition of property and equipment	140	120
Net cash used for investing activities	(3,280)	(2,200)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	23,400	29,930
Repayments of borrowings on credit facilities	(23,730)	(30,040)
Repayments of borrowings on Term B Loan	(2,500)	—
Proceeds from ABL Revolving Debt, net of issuance costs	51,700	—
Repayments of borrowings on ABL Revolving Debt	(26,700)	—
Net transfers from former parent	—	28,610
Shares surrendered upon vesting of employees' share based payment awards to cover tax obligations	(260)	—
Net cash provided by financing activities	21,910	28,500
Effect of exchange rate changes on cash	140	—
Cash and Cash Equivalents:
Decrease for the period	(4,810)	(570)
At beginning of period	23,520	5,720
At end of period	$18,710	$5,150
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,740	$90

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2016	2015
Horizon North America
Net sales	$108,730	$103,580
Operating profit	$10,110	$5,900
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$700	$210
Excluding Special Items, operating profit would have been	$10,810	$6,110

Horizon International
Net sales	$37,380	$38,780
Operating profit	$2,450	$2,270
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$20	$320
Excluding Special Items, operating profit would have been	$2,470	$2,590

Operating Segments
Operating profit	$12,560	$8,170
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$720	$530
Excluding Special Items, segment operating profit would have been	$13,280	$8,700

Corporate Expenses
Operating loss	$(4,750)	$(4,460)

Total Company
Net sales	$146,110	$142,360
Operating profit	$7,810	$3,710
Total Special Items to consider in evaluating operating profit:	$720	$530
Excluding Special Items, operating profit would have been	$8,530	$4,240

Appendix I

Horizon Global Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
Net income, as reported	$2,190	$1,480
After-tax impact of Special Items to consider in evaluating quality of income:
Severance and business restructuring costs	590	400
Excluding Special Items, income would have been	$2,780	$1,880

	Three months ended March 31,
	2016	2015
Diluted earnings per share, as reported	$0.12	$0.08
After-tax impact of Special Items to consider in evaluating quality of EPS:
Severance and business restructuring costs	0.03	0.02
Excluding Special Items, EPS would have been	$0.15	$0.10
Weighted-average shares outstanding, diluted	18,231,562	18,134,475

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

	Three months ended March 31, 2016
	Consolidated	Horizon North America	Horizon International
Revenue growth as reported	2.6%	5.0%	(3.6)%
Less: currency impact	(2.9)%	—%	(10.5)%
Revenue growth at constant currency	5.5%	5.0%	6.9%

Appendix III

Horizon Global Corporation
LTM Bank EBITDA as Defined in Credit Agreement
(Unaudited - dollars in thousands)

		Less:	Add:
	Year Ended December 31, 2015	Three Months Ended March 31, 2015	Three Months Ended March 31, 2016	Twelve Months Ended March 31, 2016
Net income	$8,300	$1,480	$2,190	$9,010
Bank stipulated adjustments:
Interest expense, net (as defined)	8,810	120	4,270	12,960
Income tax expense (benefit)	(1,280)	860	740	(1,400)
Depreciation and amortization	17,080	4,400	4,370	17,050
Non-cash compensation expense(1)	2,530	960	860	2,430
Other non-cash expenses or losses	11,350	4,540	310	7,120
Non-recurring expenses or costs (as defined)(2)	5,000	530	370	4,840
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	900	200	220	920
Consolidated Bank EBITDA, as defined	$52,690	$13,090	$13,330	$52,930

March 31, 2016
Total Consolidated Indebtedness	$199,620
Consolidated Bank EBITDA, as defined	52,930
Actual leverage ratio	3.77 x
Covenant requirement	5.25 x
______________
(1) Non-cash compensation expenses resulting from the grant of restricted shares of common stock and common stock options. Includes amounts allocated by former parent company.
(2) Under our credit agreement, costs and expenses related to cost savings projects, including restructuring and severance expenses, are not to exceed $5 million in any fiscal year and $15 million in aggregate, commencing on or after January 1, 2015.